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                                                                     Exhibit 8.2


                        TAFT, STETTINIUS & HOLLISTER LLP
                          425 Walnut Street, Suite 1800
                           Cincinnati, Ohio 45202-3957

                                  July 23, 2003

Interlott Technologies, Inc.
7697 Innovation Way
Mason, OH  45040

         RE:      FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Ladies and Gentlemen:

         You have requested our opinion concerning the material federal income tax consequences of the proposed merger (the "Merger") of Interlott Technologies, Inc. with and into GTECH Corporation, a wholly-owned subsidiary of GTECH Holdings Corporation, as described in the Proxy Statement/Prospectus which will be included in the Registration Statement on Form S-4 filed on the date hereof (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Amended and Restated Agreement and Plan of Merger by and among GTECH Holdings Corporation, GTECH Corporation, Bengal Acquisition Co. and Interlott Technologies, Inc., dated as of March 17, 2003.

         In rendering our opinion, we have reviewed the Registration Statement and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

         Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

         Based upon and subject to the foregoing, except as otherwise indicated, the discussion set forth in the Proxy Statement/Prospectus under the caption "The Merger--Material United States



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Interlott Technologies, Inc.
July 23, 2003
Page 2


Federal Income Tax Consequences of the Merger" represents our opinion as to the material United States federal income tax consequences of the Merger under currently applicable law.

         This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in the facts from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein.

         We hereby consent to the use of our name under the caption "The Merger--Material United States Federal Income Tax Consequences of the Merger" and elsewhere in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,



                                           TAFT, STETTINIUS & HOLLISTER LLP